Exhibit 99.1

PRESS RELEASE

UNITED COMMUNITY BANCORP ANNOUNCES APPROVAL OF

PLAN OF CONVERSION AND REORGANIZATION BY SHAREHOLDERS

AND BY MEMBERS OF UNITED COMMUNITY MHC

Lawrenceburg, Indiana – December 21, 2012 – United Community Bancorp (Nasdaq: “UCBA”) (the “Company”) announced today that both its shareholders and the members of United Community MHC (the “MHC”) have approved the Plan of Conversion and Reorganization providing for the “second step” conversion of the MHC from a mutual holding company to a fully-public stock holding company. The approvals were received earlier today at the Company’s Annual Meeting of Shareholders and the MHC’s Special Meeting of Members.

At the Company’s Annual Meeting, shareholders also re-elected Jerry W. Hacker, James D. Humphrey and Ralph B. Sprecher as directors of the Company, each for a three-year term, ratified the appointment of Clark, Schafer, Hackett & Co. as the Company’s independent registered public accounting firm for the 2013 fiscal year, and approved certain informational proposals relating to the conversion.

Completion of the conversion remains subject to the receipt of final regulatory approval and the sale of at least 2,966,787 shares of common stock in the conversion offering by the proposed holding company for United Community Bank, an Indiana corporation also known as “United Community Bancorp” (“New United Community Bancorp”).

United Community Bancorp is the holding company of United Community Bank, headquartered in Lawrenceburg, Indiana. United Community Bank currently operates eight offices in Dearborn County and Ripley County, Indiana.

Warning About Forward-Looking Statements

This press release contains certain forward-looking statements about the conversion and offering. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include delays in consummation of the conversion and offering, difficulties in selling the common stock or in selling the common stock within the expected time frame, increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, and legislative and regulatory changes that could adversely affect the business in which the Company and the Bank are engaged.

Press Release Not Deemed an Offer

A registration statement relating to the common stock of New United Community Bancorp has been filed with the U.S. Securities and Exchange Commission. This press release is neither an offer to sell nor a solicitation of an offer to buy common stock. The offer is made only by means of the written prospectus forming part of the registration statement (and, in the case of the subscription and community offerings, an accompanying stock order form).

Common Stock Not Insured

The shares of common stock of New United Community Bancorp are not savings accounts or savings deposits, may lose value, and are not insured by the Federal Deposit Insurance Corporation or any other government agency.

Contact:	United Community Bancorp
William F. Ritzmann, President and Chief Executive Officer
(812) 537-4822